Exhibit 10.1

Exicure, Inc.
8045 Lamon Avenue, Suite 410
Skokie, IL 60077
(847) 673-1700

January 18, 2018

Dr. Matthias Schroff, Ph.D.
Bunzlauer Str. 7, 30853 Langenhagen, Germany

Via email: maschroff@hotmail.com

Dear Matthias,

We are pleased to offer you a position with Exicure, Inc. (the "Company"). This letter ("Agreement") will confirm our arrangement with respect to the terms of your employment by the "Company. We have agreed as follows:

1.
Term of Employment and Duties: We are pleased to offer you employment with the Company as Chief Operating Officer, reporting to Dr. David Giljohann, Chief Executive Officer, subject to government approval of Visa status in the United States. Your first day of employment will be agreed upon based on the approval of your O-1 Visa. During the term of your employment, you agree to devote your best efforts and all of your business time, attention and skills to the affairs of the Company as required by its business needs. As an executive officer of the Company, you understand that you will deemed to be subject to the requirements of Section 16 of the

U.S. Securities Exchange Act of 1934, as amended, including the Form 3 and Form 4 filing and short-swing trading requirements, and your compensation information will be publicly disclosed, as required by applicable U.S. securities laws.

2.	Compensation:

a.
Base salary and bonus: Your annualized salary will be $275,000. This will be paid according to the Company's regular payroll schedule. You will receive annual performance reviews or more frequently as circumstances and your performance suggest. You may be eligible for increases to your salary according to your performance and the Company's normal compensation review cycle. You will be eligible to receive a maximum annual performance bonus of up to 25% of your annual salary, which will be prorated in 2018 for the portion of the year in which you are employed. This bonus is payable at the discretion of the Compensation Committee of the Company's Board of Directors (the "Compensation Committee") and will be based upon achievement of performance goals established by the Compensation Committee. This bonus will be payable at the Compensation Committee's sole discretion and in the form selected by the Compensation Committee. Your annual bonus will be subject to the terms of the Exicure Incentive Bonus Plan or any successor annual bonus program adopted by the Compensation Committee or the Board. Any bonus payable to you will be paid to you promptly following the conclusion of the performance year (but in any event no later than March 15th of the year following the conclusion of the

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performance), subject to your continued employment through the date of payment.

b.
Withholdings and Taxes: The Company will deduct from the payments to be made to you under this Agreement any authorized withholdings and any Federal, State or local withholding or other taxes or charges which the Company is from time to time required to deduct under applicable law, and all amounts payable to you under this Agreement are stated before any such deductions.

c.
Stock Options: While you are an employee of the Company, you will be eligible to participate in the Company's equity incentive plan, as determined by the Compensation Committee. In connection with the commencement of your employment, you will be eligible to receive a one-time option grant to purchase 345,000 shares of Company common shares, with an exercise price equal to the fair market value as of the date of the grant. (the "Sign-On Grant"). Ordinarily, as long as you remain an employee of the Company, 25% of the shares subject to the Sign-On Grant shall vest on the one-year anniversary of your employment start date, and 1/48th of the shares subject to the Sign-on Grant shall vest each month thereafter on the same day of the month as your employment start date (or if there is no corresponding day, on the last day of such month), subject to your continued employment with the Company through such date. Should the Company effect a Change in Control (as defined in the Company's 2017 Equity Incentive Plan (the "Equity Plan")) and should your employment be terminated by the Company within a year of the Change in Control other than for Cause (as defined in the underlying option award Agreement for purposes of this letter Agreement), such termination will result in immediate vesting of any unvested options subject to the Sign-On Grant ("Double Trigger" vesting). The Sign-On Grant will be subject to the terms of the Equity Plan and the formal option award agreement, which will be provided separately and which will include the definitive vesting schedule, termination benefits and other details regarding your Sign-On Grant.

3.	Benefits and Expenses:

a.
Expenses: The Company will pay or reimburse you for all reasonable travel expenses ordinarily and necessarily incurred by you in furtherance of the Company's business, subject in each case to the Company's reimbursement policy. In addition to specific limitations set forth in the policy, you will be required to submit an itemized account of such expenditures and such proof as may be necessary (in accordance with the Company's policy and IRS regulations) to establish to the satisfaction of the Company that such expenses were ordinary and necessary expenses incurred by you in furtherance of the business of the Company.

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b.
Fringe Benefits: During the term of your employment, you will be entitled to participate in any paid time off, health insurance, disability insurance, retirement, and other similar fringe benefit plans of the kinds and in the amounts provided generally to other exempt employees of the Company. You acknowledge that you have no rights in any such plans except as expressly provided under the terms of such plans and that such plans may be terminated, modified or supplemented at any time. Copies of any plans or other documents describing these benefits will be provided to you upon request. When you commence employment with the Company, you will be eligible to receive three weeks of vacation and use up to five days of sick leave each calendar year (with vacation time prorated for any partial year of employment), subject to change pursuant to the terms of the Company's paid time off policy and applicable law.

c.
Relocation benefits: The Company will pay you $50,000 to cover costs associated with relocation and other expenses reasonably incurred to relocate you and your family to the Chicago area. This payment is subject to a two year quarterly graded claw back in the event that you terminate your employment voluntarily or are terminated by the Company for Cause within two years from your employment start date, with such repayment to be paid by you within 30 days following such termination of employment. Such relocation payments will be made to you first to reimburse you for those deductible moving expenses as defined in Section 217 (b)(l) of the Internal Revenue Code of 1986, as amended (the "Code"), upon submitting a satisfactory accounting and receipts for the same. For the avoidance of doubt, the Company will reimburse you up to an aggregate of $50,000 notwithstanding the actual amount of reimbursable expenses incurred. Should the aggregate reimbursement of deductible moving expenses be less than

$50,000 then the difference between $50,000 and such reimbursement will be paid to you promptly as a lump sum in accordance with the ordinary payroll practices of the Company and will be included in your gross income. It is expected that you will be full time in Chicago as of your start date. The relocation payment is subject to completion of your relocation by August 1, 2018. The Company will also pay pre-approved expenses (business class airfare) for up to two house-hunting trips to Chicago. The Company will provide for six weeks of commuting (economy class airfare) and six weeks of temporary housing expenses in Chicago prior to your relocation.

4.
Confidentiality, Non-Compete, Non-Hire, Non-Disparagement, and Work Product Agreement and Company Security Trading Policy: As consideration for your employment at the Company, you will be required to sign the Company's Confidentiality, Non-Compete, Non-Hire, Non-Disparagement, and Work Product Agreement and the Company Security Trading Policy. Copies of these documents are enclosed for your signature. Please contact me if you have any questions.

5.	Termination: Your employment by the Company is at will and may be terminated at any time by you, with 14 days prior written notice, or by the Company. Nothing

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contained in this letter or the Confidentiality, Non-Compete, Non-Hire, Non Disparagement, and Work Product Agreement will be construed as conferring upon you any right to remain employed by the Company or affect the right of the Company to terminate your employment at any time for any reason. Upon your termination of employment, the Company will pay you your salary through your date of termination and such other benefits in which you are vested or are otherwise entitled to under the terms of such benefit plans through the date of your termination. Except as expressly provided in this paragraph or by law, the Company will have no further obligations to you following your termination of employment. Subject to your execution of a customary release of claims in favor of the Company within 30 days following your termination of employment, in the event that you are terminated by the Company other than for Cause, you will be entitled to a severance benefit in the amount of 6 months' salary continuation or, in the case of "Double Trigger" as set forth above, 6 months' salary plus full bonus target, payable in a lump sum payment within 30 days following your termination of employment (except to the extent prohibited by Section 409A of the Code, in which case the Double Trigger severance will be paid during the six-month period following your termination of employment). If you resign from the Company for any reason, are terminated by the Company due to disability or for Cause or in the event of your death, you will not be entitled to severance.

6.	Other Employment Matters

a.	This Agreement will be binding on the Company and its successors and will insure to the benefit of and be enforceable by your personal or legal representatives, heirs and successors.

b.
This Agreement and all questions of its interpretation, performance and enforcement and the rights and remedies of parties will be determined in accordance with the laws of the State of Illinois without application of conflict of law principles.

c.
This Agreement supersedes any and all prior agreements, whether written or oral, between the Company or any representative thereof and you relating to the services performed by you for the Company or your compensation for such services, and all such prior agreements are null and void. This Agreement shall be subject to the terms and conditions of the option award agreement as well as the Equity Plan (or successor plan) and other Company plans and policies.

d.	This parties agree that this Agreement shall be cancelled in the event permission to work in the United States via a visa is not obtained by July 1st, 2018.

e.
Any notice required or permitted to be given under this Agreement will be in writing and will be deemed given by: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile or email to which sender receives a non-automated response if sent during normal business hours of the

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recipient, if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt at the following addresses or to such other addresses either party shall specify by like notice:

if to the Company:

Chief Financial Officer Exicure, Inc.
8045 Lamon Ave
Skokie, IL 525 Science Drive
Email: dsnyder@exicuretx.com, info@exicuretx.com

And if to you:

Dr. Matthias Schroff, Ph.D.
Schlossstr. 1 4133 Pratteln Switzerland
Email: maschroff@hotmail.com

f.	The Agreement may be amended or modified only upon the written consent of the Company and you.

g.
You hereby represent and warrant to the Company that: (a) neither the execution of this Agreement by you nor the performance of any of your obligations or duties hereunder will conflict with or violate or constitute a breach of the terms of any employment or other Agreement to which you are a party or by which you are bound; (b) you are not required to obtain the consent of any person, firm, corporation or other entity in order to enter into this Agreement or to perform any of your obligations or duties hereunder; (c) you are not subject to any restrictive covenants with respect to employment and (d) you will not, during the course of your employment with the Company, seek to utilize any trade secrets or confidential or proprietary information belonging to any of your prior employers or take any action that would breach any obligation you may have to your prior employers.

h.
Also included in this letter is an offer to you to self-disclose as a person with a disability. It is a government requirement that the Company provides this opportunity to you, and your completion of the form is strictly voluntary. Any information you provide is confidential. Upon your acceptance of this offer, we will forward upon request an invitation to make such disclosure.

i.
This letter Agreement is intended to comply with the requirements of Section 409A of the Code, and shall be interpreted and construed consistently with such intent. The payments to your are also intended to be exempt :from Section 409A of the Code to the maximum extent possible, under either the

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separation pay exemption pursuant to Treasury regulation §l.409A-l(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §l.409A-l(b)(4), and for such purposes, each payment to you under this letter Agreement shall be considered a separate payment. To the extent any amounts under this letter Agreement are payable by reference to your "termination of employment" such term and similar terms shall be deemed to refer to your "separation from service," within the meaning of Section 409A of the Code. Notwithstanding any other provision in this letter Agreement, to the extent any payments made or contemplated hereunder constitute nonqualified deferred compensation, within the meaning of Section 409A of the Code, then (a) each such payment which is conditioned upon your execution of a release and which is to be paid or provided during a designated period that begins in one taxable year and ends in a second taxable year, shall be paid or provided in the later of the two taxable years and (b) if you are a specified employee (within the meaning of Section 409A of the Code) as of the date of your separation from service, each such payment that is payable upon your separation from service and would have been paid prior to the six-month anniversary of your separation from service, shall be delayed until the earlier to occur of (i) the first day of the seventh month following your separation from service or (ii) the date of your death. Any reimbursement payable to your pursuant to this letter Agreement shall be conditioned on the submission by you of all expense reports reasonably required by Company under any applicable expense reimbursement policy, and shall be paid to you within thirty (30) days following receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which you incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this letter Agreement shall not be subject to liquidation or exchange for any other benefit.

Matthias, we are impressed with your accomplishments to date. We are confident that you will make a significant contribution to the Company and are excited to have you join our executive team. We are strongly committed to our employees and firmly believe that your acceptance of employment will provide you with an excellent opportunity to enhance your professional career while contributing significantly to our success.

Please indicate your written acceptance by signing this letter and returning it to me at your earliest convenience. The terms of this letter, if not earlier accepted, will expire at 5:00 P.M. CST on January 29th, 2018. If you have any questions, please do not hesitate to contact me at 847-673-1702.

We look forward to you joining us at Exicure!

Sincerely yours,                        Accepted by:

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/s/ David Giljohann, Ph.D.	18 Jan 2018	/s/ Matthias Schroff, Ph.D.	18 Jan 2018
David Giljohann, Ph.D.	(Date)	Matthias Schroff, Ph.D.	(Date)